UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2004

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1900	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, include, without limitation, fluctuations in oil and gas prices; level of fleet additions by competitors and industry overcapacity; changes in capital spending by customers in the energy industry for exploration, development and production; changing customer demands for different vessel specifications; acts of terrorism; unsettled political conditions, war, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

On April 21, 2004, the Company issued the following press release:

Tidewater Reports Fourth Quarter Results and Year End Earnings For Fiscal 2004

NEW ORLEANS, April 21, 2004 — Tidewater Inc. (NYSE:TDW) announced today a fourth quarter net loss for the period ended March 31, 2004, of $7.0 million, or $.12 per share, on revenues of $154.2 million. For the same quarter last year, net earnings were $18.6 million, or $.33 per share, on revenues of $153.9 million. For the fiscal year ended March 31, 2004, net earnings were $41.7 million, or $.73 per share, on revenues of $652.6 million. For fiscal year ended March 31, 2003, net earnings were $88.6 million, or $1.57 per share, on revenues of $635.8 million.

Included in both the fourth quarter and year ended March 31, 2004 results is a non-cash impairment charge of $26.5 million ($17.2 million after tax, or $.30 per share). The impairment charge results from the Company’s late March 2004 review of the Gulf of Mexico market for its vessels, and its conclusion that given the expectation of continuing low levels of drilling and exploration activity in the Gulf of Mexico for the foreseeable future, it was unlikely that 83 of its older, lower horsepower, lower cargo capacity supply vessels that are currently cold-stacked would return to active service.

As previously announced, Tidewater will hold a conference call to discuss March quarterly earnings on Wednesday, April 21, at 10:00 a.m. CDST promptly following the Company’s release of quarterly earnings. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater Inc.” call just prior to the scheduled start. A replay of the conference call will be available beginning at 1:00 p.m. CDST on April 21, 2004, and will continue until 11:59 p.m. CDST on April 22, 2004. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 6655626.

A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until May 21, 2004.

Tidewater Inc. owns and operates over 570 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Note: all per-share amounts are stated on a diluted basis.

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Contact: Keith Lousteau (504) 568-1010

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TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share and per share data)

	Quarter Ended March 31,		Year Ended March 31,
	2004	2003	2004	2003
Revenues:
Vessel revenues	$144,463	151,123	625,948	624,555
Other marine revenues	9,731	2,750	26,682	11,268

	154,194	153,873	652,630	635,823

Costs and expenses:
Vessel operating costs	95,705	91,940	394,699	363,162
Costs of other marine revenues	8,027	1,809	21,502	6,649
Depreciation and amortization	25,303	21,916	98,510	83,153
General and administrative	16,871	16,839	67,514	65,406
Impairment of long-lived assets	26,456	0	26,456	0
Gains on asset sales	(2,286)	(1,287)	(7,075)	(6,162)

	170,076	131,217	601,606	512,208

	(15,882)	22,656	51,024	123,615
Other income (expenses):
Foreign exchange loss	(441)	(391)	(1,782)	(2,896)
Equity in net earnings of unconsolidated companies	1,296	1,343	6,252	5,689
Minority interests	(43)	(11)	(204)	(78)
Interest and miscellaneous income	621	431	2,896	1,792
Interest and other debt costs	(1,519)	(83)	(3,683)	(412)

	(86)	1,289	3,479	4,095

Earnings (loss) before income taxes	(15,968)	23,945	54,503	127,710
Income taxes	(9,005)	5,356	12,841	39,080

Net earnings (loss)	$(6,963)	18,589	41,662	88,630

Earnings (loss) per common share	$(.12)	.33	.74	1.57

Diluted earnings (loss) per common share	$(.12)	.33	.73	1.57

Weighted average common shares outstanding	56,674,900	56,509,006	56,563,328	56,413,856
Incremental common shares from stock options	170,754	130,616	125,062	188,774

Adjusted weighted average common shares	56,845,654	56,639,622	56,688,390	56,602,630

Cash dividends declared per common share	$.15	.15	.60	.60

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ J. Keith Lousteau
J. Keith Lousteau
Executive Vice President and Chief Financial Officer

Date: April 21, 2004

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